Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Jeff Lambert or Jeff Tryka, CFA

Lambert, Edwards & Associates

616-233-0500

FREMONT MICHIGAN INSURACORP, INC. ANNOUNCES COMPLETION OF ITS ACQUISITION BY AUTO CLUB INSURANCE ASSOCIATION

FREMONT, Mich. – Aug. 1, 2011 – Fremont Michigan InsuraCorp, Inc. (OTCQB: FMMH) (Fremont) today announced the completion of its acquisition by Auto Club Insurance Association (Auto Club) pursuant to a merger agreement approved and adopted by Fremont’s shareholders at a special meeting of shareholders held on July 22, 2011. Under the terms of the merger agreement, Fremont’s shareholders are entitled to receive $36.15 per share in cash. With the closing of the merger, Fremont’s common stock will no longer be quoted or reported on the OTC Market OTCQB or any other quotation system on the over-the-counter markets.

Fremont intends to file with the Securities and Exchange Commission a certification on Form 15 under the Securities Exchange Act of 1934, as amended, requesting that its common stock be deregistered and that Fremont’s reporting obligations under Sections 13 and 15(d) of the Exchange Act be suspended.

About Fremont

Fremont is the holding company for Fremont Insurance Company. Headquartered in Fremont, Michigan, the company provides property and casualty insurance to individuals, farms and small businesses exclusively in Michigan.

About Auto Club

Auto Club and its affiliates offer a full range of personal lines insurance products and services. The company is an affiliate of AAA Auto Club Group, which provides membership, travel and financial services to more than 4.2 million members in Illinois, Indiana, Iowa, Michigan, Minnesota, Nebraska, North Dakota and Wisconsin.

Forward-Looking Statements

Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward-looking statements are subject to change and uncertainty that are, in many instances, beyond Fremont’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Fremont. For a list of factors which could affect Fremont’s results, see Fremont’s filings with the Securities and Exchange Commission, including “Item 1A. Risk Factors,” set forth in Fremont’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2010. There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on Fremont will be those anticipated by management. Fremont does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by applicable law.

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